Exhibit 15.1

ACKNOWLEDGMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

TD Ameritrade Holding Corporation:

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of TD Ameritrade Holding Corporation for the registration of unsecured debt securities of our report dated February 6, 2017 relating to the unaudited condensed consolidated interim financial statements of TD Ameritrade Holding Corporation that are included in its Form 10-Q for the quarter ended December 31, 2016.

/s/ Ernst & Young LLP

New York, New York

April 19, 2017